Exhibit 2.1

SHARE EXCHANGE AGREEMENT

This Share Exchange Agreement (this “Agreement”), dated as of March 8, 2024, is by and among PetroUSA, Inc., a Nevada corporation (the “Parent”), TradEx Fuel Exchange, Inc., a company incorporated under the laws of the State of Wyoming (the “Company”), and each of the shareholders of the Company (the “Shareholders”). Each of the parties to this Agreement is individually referred to herein as a “Party” and collectively as the “Parties.”

BACKGROUND

WHEREAS, the Company Shareholders own 100% of the issued and outstanding stock of Company.

WHEREAS, the Company has 1,000,000,000 shares of common stock, par value $1.00 (the “Company Shares”) issued and outstanding, all of which are held by the Shareholders. The Shareholders have agreed to transfer the Company Shares to the Parent in exchange for an aggregate of newly issued shares of common stock, par value $0.0001 per share, of the Parent (the “Parent Shares”), on a one for one basis, equaling 100% of the outstanding stock the Company on the date of execution herein.

WHEREAS, it is the intention of the parties that: (i) the Share Exchange shall qualify as a tax-free reorganization under Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended (the “Code”); and (ii) the Share Exchange shall qualify as a transaction in securities exempt from registration or qualification under the Securities Act of 1933, as amended and in effect on the date of this Agreement (the “Securities Act”); and,

WHEREAS, the Board of Directors of each of the Parent and the Company have determined that it is desirable to effect this share exchange.

NOW, THEREFORE, in consideration of the mutual terms, conditions and other agreements set forth herein, the parties hereto agree as follows:

AGREEMENT

NOW THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I

Exchange of Shares

SECTION 1.01. Exchange by the Shareholders. At the Closing (as defined in Section 1.02), the Shareholders shall assign, convey and deliver to the Parent all of the Company a total of 1,000,000,000 Shares free and clear of all Liens in exchange for issuance of the Parent Shares to the Shareholders on a pro rata basis, in the amounts and to the individual Shareholders, as set forth in Exhibit A hereto.

SECTION 1.02 Closing. The Closing (the “Closing”) of the transactions contemplated by this Agreement (the “Transactions”) shall be set by the Parties to coincide with Parent's reorganization under Section 1081(g).

SECTION 1.03 Passage of Agreement to Parent’s Successor Under Section 1081(G). This Agreement and its right and obligations shall automatically inure to the benefit of and become binding upon Parent’s successor and survivor under Section 1081(G) to with whom this Agreement and its terms shall be carried out, as if Parent’s successor or survivor executed this Agreement.

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ARTICLE II

Representations and Warranties of the Shareholders

The Shareholders hereby represent and warrant to the Parent, as follows:

SECTION 2.01.  Good Title. The Shareholders are the record and beneficial owners, and have good title to the Company Shares, with the right and authority to sell and deliver the Company Shares to the Parent as provided herein. Upon delivery of any certificate or certificates duly endorsed for transfer to the Parent, representing the same as herein contemplated and/or upon registering of the Parent as the new owner of the Company Shares in the share register of the Company, the Parent will receive good title to the Company Shares, free and clear of all liens, hypothecs security interests, pledges, equities and claims of any kind, voting trusts, trust agreements, shareholder agreements, prete-nom agreements and other encumbrances (collectively, “Liens”).

SECTION 2.02.  Power and Authority. All acts required to be taken by the Shareholders to enter into this Agreement and to carry out the Transactions have been properly taken. This Agreement constitutes a legal, valid and binding obligation of the Shareholders, enforceable against the Shareholders in accordance with the terms hereof.

SECTION 2.03.  No Conflicts. The execution and delivery of this Agreement by the Shareholders and the performance by the Shareholders of their obligations hereunder in accordance with the terms hereof: (i) will not require the consent of any third party or any federal, state, provincial, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (“Governmental Entity”) under any statutes, laws, ordinances, rules, regulations, orders, writs, injunctions, judgments, or decrees (collectively, “Laws”); (ii) will not violate any Laws applicable to the Shareholders; and (iii) will not violate or breach any contractual obligation to which the Shareholders are a party.

SECTION 2.04.  No Finder’s Fee. The Shareholders have not created any obligation for any finder’s, investment banker’s or broker’s fee in connection with the Transactions that the Company or the Parent will be responsible for.

SECTION 2.05.  Purchase Entirely for Own Account. The Parent Shares proposed to be acquired by the Shareholders hereunder will be acquired for investment for their own account, and not with a view to the resale or distribution of any part thereof, and the Shareholders have no present intention of selling or otherwise distributing the Parent Shares, except in compliance with applicable securities laws.

SECTION 2.06.  Available Information. The Shareholders have such knowledge and experience in financial and business matters that they are capable of evaluating the merits and risks of an investment in the Parent.

SECTION 2.07.  Non-Registration. The Shareholders understand that the Parent Shares have not been registered under the Securities Act of 1933, as amended (the “Securities Act”) and, if issued in accordance with the provisions of this Agreement, will be issued by reason of a specific exemption from the registration provisions of the Securities Act that depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Shareholders’ representations as expressed herein. The non-registration shall have no prejudice with respect to any rights, interests, benefits and entitlements attached to the Parent Shares in accordance with the Parent charter documents or the laws of its jurisdiction of incorporation.

SECTION 2.08.  Restricted Securities. The Shareholders understand that the Parent Shares are characterized as “restricted securities” under the Securities Act inasmuch as this Agreement contemplates that, if acquired by the Shareholders pursuant hereto, the Parent Shares would be acquired in a transaction not involving a public offering. The Shareholders further acknowledge that if the Parent Shares are issued to the Shareholders in accordance with the provisions of this Agreement, the Parent Shares may not be resold without registration under

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the Securities Act or the existence of an exemption therefrom. The Shareholders represent that they are familiar with Rule 144 promulgated under the Securities Act, as presently in effect, and understand the resale limitations imposed thereby and by the Securities Act.

SECTION 2.09.  Legends. It is understood that the Parent Shares will bear the following legend or another legend that is similar to the following:

THESE SECURITIES HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY. THESE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT SECURED BY SUCH SECURITIES.

and any legend required by the “blue sky” laws of any state to the extent such laws are applicable to the securities represented by the certificate so made into legend.

SECTION 2.10.     Accredited Investors. The Shareholders are “accredited investors” within the meaning of Rule 501 under the Securities Act.

ARTICLE III
Representations and Warranties of the Company

SECTION 3.01.  Organization, Standing and Power. The Company is duly organized, validly existing and in good standing under the laws of the State of Wyoming and has the corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on the Company, a material adverse effect on the ability of the Company to perform its obligations under this Agreement or on the ability of the Company to consummate the Transactions (a “Company Material Adverse Effect”). The Company is duly qualified to do business in each jurisdiction where the nature of its business or its ownership or leasing of its properties make such qualification necessary except where the failure to so qualify would not reasonably be expected to have a Company Material Adverse Effect. The Company has delivered to the Parent true and complete copies of the Memorandum of Association and the Articles of Association of the Company and such other constituent instruments of the Company as may exist, each as amended to the date of this Agreement (as so amended, the “Company Constituent Instruments”).

SECTION 3.02.   Company Subsidiaries. All the outstanding shares of capital stock or equity investments of each Company Subsidiary have been validly issued and are fully paid and nonassessable and are as of the date of this Agreement owned by the Company, by another Company Subsidiary or by the Company and another Company Subsidiary, free and clear of all Liens.

SECTION 3.03.  Capital Structure. Except as set forth above, no shares of capital stock or other voting securities of the Company are issued, reserved for issuance or outstanding. All outstanding shares of the capital stock of the Company are duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or

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any similar right under any provision of the BVI Business Companies Act or other applicable corporate laws of the State of Wyoming, the Company Constituent Instruments or any Contract (as defined in Section 3.05) to which the Company is a party or otherwise bound. Except as set forth in this Section 3.03, there are not any bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Company Shares may vote (“Voting Company Debt”). Except as set forth above, as of the date of this Agreement, there are not any options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which the Company is a party or by which any of them is bound (a) obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, the Company or any Voting Company Debt, (b) obligating the Company to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (c) that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of the capital stock of the Company.

SECTION 3.04.   Authority; Execution and Delivery; Enforceability. The Company has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Transactions. The execution and delivery by the Company of this Agreement and the consummation by the Company of the Transactions have been duly authorized and approved by the Board of Directors and the Shareholders of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement and the Transactions. When executed and delivered, this Agreement will be enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency and similar laws of general applicability as to which the Company is subject.

SECTION 3.05.   No Conflicts; Consents.

(a)              The execution and delivery by the Company of this Agreement does not, and the consummation of the Transactions and compliance with the terms hereof and thereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company under any provision of (a) the Company Constituent Instruments, (b) any material contract, lease, license, indenture, note, bond, agreement, permit, concession, franchise or other instrument (a “Contract”) to which the Company is a party or by which any of its properties or assets is bound or (c) subject to the filings and other matters referred to in Section 3.05(b), any material judgment, order or decree (“Judgment”) or material Law applicable to the Company or its properties or assets, other than, in the case of clauses (b) and (c) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(b)             No material consent, approval, license, permit, order or authorization (“Consent”) of, or registration, declaration or filing with, or permit from, any Governmental Entity is required to be obtained or made by or with respect to the Company in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions.

SECTION 3.06.    Taxes.

(a)              The Company has timely filed, or have caused to be timely filed on its behalf, all Tax Returns required to be filed by it, and all such Tax Returns are true, complete and accurate, except to the extent any failure to file or any inaccuracies in any filed Tax Returns, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. All Taxes shown to be due on such Tax Returns, or otherwise owed, have been timely paid, except to the extent that any failure to pay, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of the Company know of no basis for any such claim.

No tax audit is in process or threatened and the Company has not received a notice of assessment from any tax authority indicating a tax assessment or recalculation of any taxes in any tax return previously filed.

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(b)             For purposes of this Agreement:

“Taxes” includes all forms of taxation, whenever created or imposed, and whether of the United States or elsewhere, and whether imposed by a local, municipal, governmental, state, provincial, foreign, federal or other Governmental Entity, or in connection with any agreement with respect to Taxes, including all interest, penalties and additions imposed with respect to such amounts.

“Tax Return” means all federal, state, provincial, local, provincial and foreign Tax returns, declarations, statements, reports, schedules, forms and information returns and any amended Tax return relating to Taxes.

SECTION 3.07.   Benefit Plans. The Company does not have or maintain any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, share ownership, share purchase, share option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding (whether or not legally binding) providing benefits to any current or former employee, officer or director of the Company (collectively, “Company Benefit Plans”). As of the date of this Agreement, there are not any severance or termination agreements or arrangements between the Company and any current or former employee, officer or director of the Company, nor does the Company have any general severance plan or policy.

SECTION 3.08.  Litigation. There is no action, suit, inquiry, notice of violation, proceeding (including any partial proceeding such as a deposition) or investigation pending or threatened in writing against or affecting the Company or any of its properties before or by any court, arbitrator, governmental or administrative agency, regulatory authority (federal, state, provincial, county, local or foreign), stock market, stock exchange or trading facility (“Action”) that (i) adversely affects or challenges the legality, validity or enforceability of any of this Agreement or the Company Shares or (ii) could, if there were an unfavorable decision, individually or in the aggregate, have or reasonably be expected to result in a Company Material Adverse Effect. Neither the Company, nor any director or officer thereof (in his or her capacity as such), is or has been the subject of any Action involving a claim or violation of or liability under federal, state or provincial securities laws or a claim of breach of fiduciary duty.

SECTION 3.09.   Compliance with Applicable Laws. The Company is in compliance with all applicable Laws, including those relating to occupational health, labor and safety and the environment, except for instances of noncompliance that, individually and in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. The Company has not received any written communication during the past two years from a Governmental Entity that alleges that the Company is not in compliance in any material respect with any applicable Law. This Section 3.09 does not relate to matters with respect to Taxes, which are the subject of Section 3.06.

SECTION 3.10.  Brokers; Schedule of Fees and Expenses. Except for those brokers as to which the Company and Parent shall be solely responsible, no broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company.

SECTION 3.11.   Contracts. The Company is not in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice would cause such a violation of or default under) any Contract to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.

SECTION 3.12.   Title to Properties. The Company has sufficient title to, or valid leasehold interests in, all of its properties and assets used in the conduct of its businesses. All such assets and properties, other than assets and properties in which the Company has leasehold interests, are free and clear of all Liens except for Liens that, in the aggregate, do not and will not materially interfere with the ability of the Company to conduct business as currently conducted. The Company warrant it is not, at the time of execution of this Agreement, a shell company as defined by applicable US Federal Regulations.

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SECTION 3.13.  Intellectual Property. The Company owns, or is validly licensed or otherwise has the right to use, all patents, patent rights, trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights, copyrights and other proprietary intellectual property rights and computer programs (collectively, “Intellectual Property Rights”) that are material to the conduct of the business of the Company taken as a whole. There are no claims pending or, to the knowledge of the Company, threatened that the Company is infringing or otherwise adversely affecting the rights of any person with regard to any Intellectual Property Right. To the knowledge of the Company, no person is infringing the rights of the Company with respect to any Intellectual Property Right.

SECTION 3.14.   Labor Matters. There are no collective bargaining or other labor union agreements to which the Company is a party or by which it is bound. No material labor dispute exists or, to the knowledge of the Company, is imminent with respect to any of the employees of the Company.

SECTION 3.15.   Solvency. Based on the financial condition of the Company as of the Closing Date (and assuming that the Closing shall have occurred), (a) the Company’s fair saleable value of its assets exceeds the amount that will be required to be paid on or in respect of the Company’s existing debts and other liabilities (including known contingent liabilities) as they mature, (b) the Company’s assets do not constitute unreasonably small capital to carry on its business for the current fiscal year as now conducted and as proposed to be conducted including its capital needs taking into account the particular capital requirements of the business conducted by the Company, and projected capital requirements and capital availability thereof, and (c) the current cash flow of the Company, together with the proceeds the Company would receive, were it to liquidate all of its assets, after taking into account all anticipated uses of the cash, would be sufficient to pay all amounts on or in respect of its debt when such amounts are required to be paid.

The Company does not intend to incur debts beyond its ability to pay such debts as they mature (taking into account the timing and amounts of cash to be payable on or in respect of its debt). The Company is not insolvent or bankrupt and it has not filed for protection under applicable law. Moreover, there has been no petition in bankruptcy filed by the Company or against the Company.

SECTION 3.16.  Application of Takeover Protections. The Company has taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Company’s charter documents or the laws of its jurisdiction of formation that is or could become applicable to the Shareholders as a result of the Shareholders and the Company fulfilling their obligations or exercising their rights under this Agreement, including, without limitation, the Shareholders’ exchange of the Company Shares for the Parent Shares.

SECTION 3.17.    No Additional Agreements. The Company does not have any agreement or understanding with the Shareholders with respect to the transactions contemplated by this Agreement other than as specified in this Agreement.

SECTION 3.18.  Investment Company. The Company currently is not, and the Parent immediately following the Closing will not have become, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

SECTION 3.19.    Foreign Corrupt Practices. Neither the Company nor any Company Subsidiary, nor, to the Company’s knowledge, any director, officer, agent, employee or other person acting on behalf of the Company or any Company Subsidiary has, in the course of its actions for, or on behalf of, the Company (a) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (b) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (c) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (d) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

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ARTICLE IV
Representations and Warranties of the Parent

SECTION 4.01.    Organization, Standing and Power. The Parent is duly organized, validly existing and in good standing under the laws of the State of Nevada and has full corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on the Parent, a material adverse effect on the ability of the Parent to perform its obligations under this Agreement or on the ability of the Parent to consummate the Transactions (a “Parent Material Adverse Effect”). The Parent is duly qualified to do business in each jurisdiction where the nature of its business or the ownership or leasing of its properties make such qualification necessary and where the failure to so qualify would reasonably be expected to have a Parent Material Adverse Effect. The Parent has delivered to the Company true and complete copies of the articles of incorporation of the Parent, as amended to the date of this Agreement (as so amended, the “Parent Charter”), and the Bylaws of the Parent, as amended to the date of this Agreement (as so amended, the “Parent Bylaws”).

SECTION 4.02.   No Parent Subsidiaries. The Parent does not, as of the date of this Agreement, own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any other entity at closing.

SECTION 4.03.  Capital Structure. The authorized capital stock of the Parent consists of: (1) 4,000,000,000 shares of common stock, par value $0.0001 per share, of which (a) 200,130,920 shares are Issued and Outstanding (before giving effect to the issuances to be made at Closing). (2) 10,000,000 shares of Preferred Stock, par value $0.0001 per share, of which (a) no (0) shares are Issued and Outstanding (before giving effect to the issuances to be made at Closing), and (b) no shares of preferred stock are reserved by the Parent in its treasury, and (c) no preferred shares will be outstanding at the time of Closing. All outstanding shares of the capital stock of the Parent are, and all such shares that may be issued prior to the date hereof will be when issued, duly authorized, validly issued, fully paid and non-assessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Nevada General Corporation Law, the Parent Charter, the Parent Bylaws or any Contract to which the Parent is a party or otherwise bound. There are not any bonds, debentures, notes or other indebtedness of the Parent having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of the Parent Shares may vote (“Voting Parent Debt”). Except as set forth above, as of the date of this Agreement, there are no options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which the Parent is a party or by which it is bound (a) obligating the Parent to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, the Parent or any Voting Parent Debt, (b) obligating the Parent to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, contract, arrangement or undertaking or (c) that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of the capital stock of the Parent. As of the date of this Agreement, there are no outstanding contractual obligations of the Parent to repurchase, redeem or otherwise acquire any shares of capital stock of the Parent. The Parent is not a party to any agreement granting any security holder of the Parent the right to cause the Parent to register shares of the capital stock or other securities of the Parent held by such security holder under the Securities Act. The stockholder list provided to the Company is a current stockholder list generated by the Parent’s stock transfer agent, and such list accurately reflects all of the issued and outstanding shares of the Parent Shares as at the Closing.

SECTION 4.04.   Authority; Execution and Delivery; Enforceability. The execution and delivery by the Parent of this Agreement and the consummation by the Parent of the Transactions have been duly authorized and approved by the Board of Directors of the Parent and no other corporate proceedings on the part of the

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Parent are necessary to authorize this Agreement and the Transactions. This Agreement constitutes a legal, valid and binding obligation of the Parent, enforceable against the Parent in accordance with the terms hereof.

SECTION 4.05.   No Conflicts; Consents.

(a)              The execution and delivery by the Parent of this Agreement, does not, and the consummation of the Transactions and compliance with the terms hereof and thereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any person under, or result in the creation of any Lien upon any of the properties or assets of the Parent under, any provision of (a) the Parent Charter or Parent Bylaws, (b) any material Contract to which the Parent is a party or by which any of its properties or assets is bound or (c) subject to the filings and other matters referred to in Section 4.05(b), any material Judgment or material Law applicable to the Parent or its properties or assets, other than, in the case of clauses (b) and (c) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(b)             No Consent of, or registration, declaration or filing with, or permit from, any Governmental Entity is required to be obtained or made by or with respect to the Parent in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions.

SECTION 4.06.   OTC Documents; Undisclosed Liabilities.

(a)              The Parent has not filed reports, schedules, forms, statements and other documents to be filed by the Parent with OTC Markets Group, Inc. The Company is listed the “Pink Current Tier” and designation as unsolicited trading of its common stock. Ongoing reporting responsibility of Parent shall shift to Company and Parent’s new directorships.

(b)             Except as set forth in the filed Parent OTC Documents, the Parent has no liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a balance sheet of the Parent or in the notes thereto. On or prior to the Closing, all liabilities of the Parent have been paid, settled, or otherwise discharged in full, and shall in no event remain liabilities of the Parent, the Company or the Shareholder following the Closing. No other representations are made by the Parent, and all documentation requested by the Company has been supplied to Company’s satisfaction.

SECTION 4.07.    Future reports. Beginning on the date of consummation of this Agreement, Company shall become responsible for any and all OTC disclosure reports, and for the filing of the initial Form C.

SECTION 4.08. FINRA Matters. Parent makes no representations regarding its ability to obtain corporate action approval by FINRA. Parent has disclosed all known issues which Company hereby acknowledges.

SECTION 4.09.   SEC Matters. Parent makes no representations regarding it ability to obtain approval for any SEC filing, exemption, registration or otherwise. Parent has disclosed all known issues which Company hereby acknowledges.

SECTION 4.10.    Taxes.

(a)              Taxes are due and owing. There are no Liens for Taxes (other than for current Taxes not yet due and payable) on the assets of the Parent. The Parent is not bound by any agreement with respect to Taxes. Company shall assume all responsibility to file taxes current or past.

SECTION 4.11.   Litigation. There is no Action that (i) adversely affects or challenges the legality, validity or enforceability of any of this Agreement or the Parent Shares or (ii) could, if there were an unfavorable decision, individually or in the aggregate, have or reasonably be expected to result in a Parent Material Adverse Effect. Neither the Parent nor any subsidiary, nor any director or officer thereof (in his or her capacity as such), is or has been the subject of any Action involving a claim or violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty.

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ARTICLE V
Deliveries

SECTION 5.01.    Deliveries of the Shareholders.

(a)              Concurrently herewith the Shareholders are delivering to the Parent this Agreement executed by the Shareholders.

(b)             At or prior to the Closing, the Shareholder shall deliver to the Parent:

(i)	certificates representing its Company Shares; and
(ii)	a duly executed share transfer power for transfer by the Shareholders of the Company Shares to the Parent.

SECTION 5.02.                 Deliveries of the Parent.

(a)              Concurrently herewith, the Parent is delivering to the Shareholders and to the Company, a copy of this Agreement executed by the Parent.

(b)             At or prior to the Closing, the Parent shall deliver to the Company:

(i)	a certificate from the Parent, signed by its Secretary or Assistant Secretary certifying that the attached copies of the resolutions of the Board of Directors of the Parent approving this Agreement and the transactions contemplated hereunder, are all true, complete and correct and remain in full force and effect;
(ii)	letters of resignation of Joseph Passalaqua from all executive offices he holds with the Parent and as a director of the Parent.
(iii)	evidence of the appointment of the individuals listed on Exhibit C as officers and directors of the Parent effective upon the Closing; and
(iv)	evidence of the execution of the agreement between Parent and all Parent shareholders.

SECTION 5.03.                 Deliveries of the Company.

(a)              Concurrently herewith, the Company is delivering to the Parent this Agreement executed by the Company.

(b)             At or prior to the Closing, the Company shall deliver to the Parent a certificate from the Company, signed by its authorized officer certifying that the attached copies of the Company Constituent Instruments and resolutions of the Board of Directors and Shareholders of the Company approving the Agreement and the Transactions are all true, complete and correct and remain in full force and effect.

(c)              A duly executed agreement of indemnity holding harmless Parent’s directors.

ARTICLE VI
Conditions to Closing

SECTION 6.01 POST CLOSING ACTIONS. After Close and change of directorship of Parent, Joseph Passalaqua shall be relieved from any further obligation to assist with any anticipated filing, application, or corporate action of Parent, except that he may as he is able and willing, give initial assistance, outside of any future consulting agreement into which that the parties may enter into.

ARTICLE VII
Covenants

SECTION 7.01.   Public Announcements. Prior to the Closing, the Parent and the Company will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press releases or other public statements with respect to the Agreement and the Transactions and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchanges.

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SECTION 7.02.   Fees and Expenses. All fees and expenses incurred in connection with this Agreement shall be paid by the Party incurring such fees or expenses, whether or not this Agreement is consummated.

SECTION 7.03.  Continued Efforts. Each Party shall use commercially reasonable efforts to (a) take all action reasonably necessary to consummate the Transactions, and (b) take such steps and do such acts as may be necessary to keep all of its representations and warranties true and correct as of the Closing Date with the same effect as if the same had been made, and this Agreement had been dated, as of the Closing Date.

SECTION 7.04.   Exclusivity. Each of the Parent and the Company shall not (and shall not cause or permit any of their affiliates to) engage in any discussions or negotiations with any person or take any action that would be inconsistent with the Transactions and that has the effect of avoiding the Closing contemplated hereby. Each of the Parent and the Company shall notify each other immediately if any person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

SECTION 7.05.   Access. Each Party shall permit representatives of any other Party to have full access to all premises, properties, personnel, books, records (including Tax records), contracts, and documents of or pertaining to such Party.

SECTION 7.06.    Preservation of Business. From the date of this Agreement until the Closing Date, the Company and the Parent shall operate only in the ordinary and usual course of business consistent with their respective past practices (provided, however, that Parent shall not issue any securities without the prior written consent of the Company), and shall use reasonable commercial efforts to (a) preserve intact their respective business organizations, (b) preserve the good will and advantageous relationships with customers, suppliers, independent contractors, employees and other persons material to the operation of their respective businesses, and (c) not permit any action or omission that would cause any of their respective representations or warranties contained herein to become inaccurate or any of their respective covenants to be breached in any material respect.

SECTION 7.07 OTC Disclaimer. The Parties agree and understand that Parent is currently listed as an “Pink Current Tier” unsolicited company, and further action with FINRA/SEC/ and OTC Markets will be required to obtain a higher tier within OTC Markets and to change the trading status of the Parent from Unsolicited trading status. It is expected that after the filing of a Reg A+, a 15c2-11 will be filed to apply for normal trading status.

ARTICLE VIII
Miscellaneous

            SECTION 8.01.         Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given upon receipt by the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to the Parent, to:

Joseph Hoffman

30 N Gould St, Ste R

Sheridan, WY 82801

If to the Company, to:

MediaGroup Public Relations

17595 Harvard Ave, Ste C

Irvine, CA 92614

public-relations@mediagroup.email
public-relations@uscapital.email

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SECTION 8.02.    Amendments; Waivers; No Additional Consideration. No provision of this Agreement may be waived or amended except in a written instrument signed by the Company, Parent and the Shareholders. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any Party to exercise any right hereunder in any manner impair the exercise of any such right.

SECTION 8.03.  Replacement of Securities. If any certificate or instrument evidencing any Parent Shares is mutilated, lost, stolen or destroyed, the Parent shall issue or cause to be issued in exchange and substitution for and upon cancellation thereof, or in lieu of and substitution therefore, a new certificate or instrument, but only upon receipt of evidence reasonably satisfactory to the Parent of such loss, theft or destruction and customary and reasonable indemnity, if requested. The applicants for a new certificate or instrument under such circumstances shall also pay any reasonable third-party costs associated with the issuance of such replacement Parent Shares. If a replacement certificate or instrument evidencing any Parent Shares is requested due to a mutilation thereof, the Parent may require delivery of such mutilated certificate or instrument as a condition precedent to any issuance of a replacement.

SECTION 8.04.   Remedies. In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, the Shareholders, the Parent and the Company will be entitled to specific performance under this Agreement. The Parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations described in the foregoing sentence and hereby agree to waive in any action for specific performance of any such obligation the defense that a remedy at law would be adequate.

SECTION 8.05.  Interpretation. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

SECTION 8.06.  Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that Transactions contemplated hereby are fulfilled to the extent possible.

SECTION 8.07.   Counterparts; Facsimile Execution. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties. Facsimile execution and delivery of this Agreement is legal, valid and binding for all purposes.

SECTION 8.08. Entire Agreement; Third Party Beneficiaries. This Agreement is intended to: (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the Transactions and (b) is not intended to confer upon any person other than the Parties any rights or remedies.

SECTION 8.09.  Governing Law. This Agreement shall be governed by, and construed in accordance with, the internal laws of the incorporation at that time, without reference to principles of conflicts of laws. Any action or proceeding brought for the purpose of enforcement of any term or provision of this Agreement shall be brought only in the federal or state courts sitting in Nevada and the parties hereby waive any and all rights to trial by jury.

SECTION 8.10.  Assignment. Except as expressly provided in 1.03, neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the Parties without the prior written consent of the other Parties. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Share Exchange Agreement as of the date first above written.

The Parent: PETRO USA, INC.

By: ______________________________

Name: Joseph C. Passalaqua

Title: CEO

Date: 03/1/2024

The Company: for TRADEX FUEL EXCHANGE, INC.

By: ______________________________

Name: Joseph Hoffman,

Title: President

Date: 03/1/2024

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EXHIBIT A

Company Outstanding Common Stock

TradEx Shareholders; number of shares outstanding TBD

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EXHIBIT B

Shares of Parent Common Stock to be Issued

  TBD (In process) – Chairman of the Board | CEO – 10,000,000 shs to be vested
  J. Hoffman – President – 5,000,000 shs to be vested warrants for additional 1,500,000 shares with a 25% discount off the trading price as strike price on the exercise of the warrant – Piggy back registration rights with lock up and leak out provisions.
  L. Cunningham - Snr. VP Strategic Planning / Director Performance, Facilities Support & Process Improvement – 2,000,000 (1,000,000) shs to be vested
  TBD (In process) – CFO – 2,000,000 shs to be vested
  TBD (In process) – COO – 2,000,000 shs to be vested
  J. Tulac, Esq - Ext. General Counsel, Compliance & Govt Affairs – 1,000,000 shs to be vested
  TBD (In process) - VP Finance & Investor Relations – 1,000,000 shs to be vested
  USx Capital, Inc. – 20,000,000 shs to be issued - Piggy-back registration rights with lock up and leak out provisions;
  US Fuels, Inc. – 30,000,000 shs to be issued - Piggy-back registration rights with lock up and leak out provisions;
  Ergo, Inc. – 3,500,000 free trading shares.
  TradEx Fuel Exchange (TBD) – 196,000,000 shs to be issued - Piggy-back registration rights with lock up and leak out provisions.

Current Share Issuance:

o TradEx Fuel Exchange	• 196,000,000 shares / common	90.0%
o Chairman	• 10,000,000 shares / common stock	0.70%
o J. Hoffman	• 5,000,000 shares / common stock	3.06%
o L. Cunningham	• 2,000,000 shares / common stock	0.72%
o CFO	• 2,000,000 shares / common stock	0.72%
o COO	• 2,000,000 shares / common stock	0.36%
o VP Operations	• 250,000 shares / common stock	0.18%
o D. Matthews	• 250,000 shares / common stock	0.18%
o J. Tulac	• 1,000,000 shares / common stock	3.50%
o VP Finance	• 1,000,000 shares / common stock
o USx Capital	• 20,000,000 shares / common stock	3.50%
o US Fuels	• 30,000,000 shares / common stock	3.50%
o Ergo, Inc	• 3,500,000 shares / common stock	0.35%
o Sub-TOTAL	277,200,000 shares / common stock
o TOTAL:
o (inclusive of float + others)	277,276,255 shares / common stock	100%

Current Capitalization: $1,386,381,275

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EXHIBIT C

Officers and Directors of the Parent to be Appointed Upon Closing

In Process of Employment Agreements during Transition

Board of Directors

  TBD (In process) – Chairman of the Board | CEO
  J. Hoffman – President
  L. Cunningham - Snr. VP Strategic Planning / Director Performance, Facilities Support & Process Improvement
  J. Tulac, Esq – Ext. General Counsel, Compliance & Govt Affairs
  P. McNulty – Director
  TBD (In process) – CFO
  TBD (In process) – COO
  TBD (In process) - VP of Operations
  TBD (In process) - VP Finance & Investor Relations
  TBD (In process) - Global Director of Trade Management

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